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                     January 18, 2023

       Jake Singleton
       Chief Financial Officer
       The Joint Corp.
       16767 N. Perimeter Drive, Suite 110
       Scottsdale, AZ 85260

                                                        Re: The Joint Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 14,
2022
                                                            File No. 001-36724

       Dear Jake Singleton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction